Exhibit 99.1
Press Release

For Immediate Release
Contact: Vickie Schray
vickie.schray@zovio.com
866 475 0317 x10003

Zovio Announces Agreement to Divest OPM Business to
University of Arizona Global Campus

CHANDLER, Ariz. (August 1, 2022) – Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions and employers, announced today that it has closed on an agreement to transition its online program management (OPM) business to the University of Arizona Global Campus (UAGC).
Over the past six months, Zovio has taken steps to implement a process designed to unlock shareholder value by rightsizing the company, accelerating growth of subsidiaries and exploring strategic alternatives, which included the potential divestiture of all three of its businesses.
In May 2022, Zovio completed the sale of TutorMe, for $55 million and used a portion of the proceeds to repay bridge financing. This left the company debt free and allowed Zovio to satisfy obligations stemming from a decision of the Superior Court of California while the company appeals the decision.
Continuing to execute on its strategic alternatives process, Zovio and UAGC negotiated, signed and closed on an asset purchase agreement with an effective date of July 31, 2022, after receiving approval from their respective Boards of Directors. Under the asset purchase agreement, UAGC is acquiring Zovio’s operations and assets that previously provided services to UAGC through a long-term Strategic Services Agreement.
“Zovio has been at the forefront of providing innovative online learning products and services for almost two decades,” Zovio Chief Executive Officer, Randy Hendricks said. “We are pleased to have reached this agreement with UAGC and are excited about their future,” Hendricks concluded.
Zovio will continue to support the continued growth and expansion of Fullstack Academy and simultaneously explore strategic alternatives for that business.
About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, including Fullstack Academy,

Exhibit 99.1
leverages its core strengths to solve priority market needs through education technology services. Using proprietary advanced data analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.
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